EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of CardioVascular BioTherapeutics, Inc. of our report dated March 23, 2006 relating to our audits of the financial statements, which appear in the Annual Report on Form 10-K of CardioVascular BioTherapeutics, Inc. for the years ended December 31, 2004 and 2005, and the related statement of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2005, and for the period from March 11, 1998 (date of inception) to December 31, 2005.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California

April 25, 2006